Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

May 3, 2021

Maxar Technologies Reports First Quarter 2021 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter ended March 31, 2021. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the quarter include:

●	Net loss of $84 million, inclusive of a $28 million charge related to the SXM-7 satellite program and a $41 million loss on debt extinguishment from the early repayment of our 2023 Notes
●	Diluted loss per share of $1.30
●	Consolidated revenues of $392 million and Adjusted EBITDA[1] of $67 million, both inclusive of the $28 million SXM-7 charge
●	Completed the public offering of 10 million shares of common stock at a public offering price of $40 per share and used the proceeds to repay $350 million in principal borrowings on our 2023 Notes
●	Total debt of $2.1 billion at March 31, 2021 compared to $2.4 billion at the end of 2020

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We continued this quarter to make progress toward achieving our longer-term targets, including efforts to drive sustainable growth in both our Earth Intelligence and Space Infrastructure segments and to reduce our debt and leverage,” stated Dan Jablonsky, President and Chief Executive Officer. “In Earth Intelligence we signed several renewals with commercial and international government customers and booked awards with the US Army and National Geospatial Intelligence Agency to support training, tactical, and intelligence missions. In Space Infrastructure, key wins included a contract modification with NASA and several study contracts supporting national security missions.”

“Revenue and earnings were negatively impacted by a $28 million charge related to the Sirius-XM7 satellite program. Without this charge, we performed in-line with our expectations for the quarter. Importantly, we issued ten million shares this quarter and used the proceeds to reduce indebtedness. This transaction strengthens our financial position and further positions us for continued growth,” stated Biggs Porter, Chief Financial Officer.

On March 22, 2021, we completed the public offering of 10 million shares of common stock, par value $0.0001 per share, of the Company, at a public offering price of $40 per share (“Offering”). We received proceeds of $380 million, net of $20 million of transaction fees as of March 31, 2021. We completed the Offering pursuant to the Underwriting Agreement. On March 26, 2021, we redeemed $350 million aggregate principal of our 2023 Notes using a portion of the net proceeds from the Offering. Additionally, we paid premiums of approximately $34 million related to the early redemption.

Total revenues increased to $392 million from $381 million, or by $11 million, for the three months ended March 31, 2021, compared to the same period in 2020. The increase was primarily driven by an increase in revenue in our Space Infrastructure segment partially offset by a decrease in revenue in our Earth Intelligence segment. The decrease in Earth Intelligence was primarily driven by a $30 million decrease in the recognition of revenue related to the EnhancedView Contract. We recognized $30 million of deferred revenue from the EnhancedView Contract for the three months ended March 31, 2020, compared to none for the three months ended March 31, 2021.

For the three months ended March 31, 2021, our net loss was $84 million compared to net loss of $78 million for the three months ended March 31, 2020. The change in net loss was primarily driven by an increase in interest expense due to a $41 million loss on debt extinguishment from the partial redemption of our 2023 Notes, partially offset by a $10 million decrease in interest on long-term debt primarily driven by a lower principal balance on Term Loan B due to repayments made on these borrowings in the second quarter of 2020. The increase in net loss was also due to a $14 million decrease in revenues period over period related to our contract with Sirius XM and the non-performance of the SXM-7 satellite. Our increase in net loss was partially offset by increases in revenue within the Space Infrastructure segment outside of the Sirius XM contract previously mentioned and a $14 million recognition of impairment on orbital receivables for the three months ended March 31, 2020 that did not reoccur for the same period in 2021.

For the three months ended March 31, 2021, Adjusted EBITDA was $67 million and Adjusted EBITDA as a percentage of consolidated revenues (“Adjusted EBITDA margin percentage”) was 17.1%. This is compared to Adjusted EBITDA of $77 million and Adjusted EBITDA margin percentage of 20.2% for the same period of 2020. The decrease was primarily driven by lower Adjusted EBITDA from the Earth Intelligence segment primarily as a result of a $30 million decrease in deferred revenue recognized related to the EnhancedView Contract. The decrease was also driven by higher corporate and other expenses for the three months ended March 31, 2021, compared to the same period of 2020. These decreases were partially offset by higher Adjusted EBITDA from the Space Infrastructure segment.

We had total order backlog of $1.8 billion as of March 31, 2021 compared to $1.9 billion as of December 31, 2020. The decrease in backlog was primarily driven by decreases in the Space Infrastructure segment. Our unfunded contract options totaled $0.9 billion as of March 31, 2021 and December 31, 2020, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect our ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended
	March 31,
	2021	2020
($ millions, except per share amounts)
Revenues	$392	$381
Loss from continuing operations	(84)	(78)
Income from discontinued operations, net of tax	—	30
Net loss	$(84)	$(48)
EBITDA[1]	67	92
Adjusted EBITDA[1]	67	77

Diluted net income (loss) per common share:
Loss from continuing operations	$(1.30)	$(1.30)
Income from discontinued operations, net of tax	—	0.50
Diluted net loss per common share	$(1.30)	$(0.80)

Weighted average number of common shares outstanding (millions):
Basic	64.8	60.1
Diluted	64.8	60.1

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended
	March 31,
	2021	2020
($ millions)
Revenues:
Earth Intelligence	$250	$271
Space Infrastructure	155	132
Intersegment eliminations	(13)	(22)
Total revenues	$392	$381

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended
	March 31,
($ millions)	2021	2020
Adjusted EBITDA:
Earth Intelligence	$107	$133
Space Infrastructure	(12)	(39)
Intersegment eliminations	(5)	(7)
Corporate and other expenses	(23)	(10)
Adjusted EBITDA[1]	$67	$77

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended
	March 31,
	2021	2020
($ millions)
Revenues	$250	$271
Adjusted EBITDA	$107	$133
Adjusted EBITDA Margin	42.8%	49.1%

Revenues from the Earth Intelligence segment decreased to $250 million from $271 million, or by $21 million, compared to the same period in 2020. The decrease was primarily driven by a $30 million decrease in the recognition of deferred revenue related to the EnhancedView Contract. We recognized $30 million of deferred revenue from the EnhancedView Contract for the three months ended March 31, 2020, compared to none for the three months ended March 31, 2021, as it was fully recognized as of August 31, 2020. The decrease was partially offset by a $4 million increase in new commercial programs and a $4 million increase in revenue from international defense and intelligence customers.

Adjusted EBITDA from the Earth Intelligence segment decreased to $107 million from $133 million, or by $26 million, for the three months ended March 31, 2021, compared to the same period of 2020. The decrease was primarily driven by a decrease in the recognition of revenue related to the EnhancedView Contract as mentioned above. The decrease was partially offset by higher margins due to a favorable program mix.

Space Infrastructure

	Three Months Ended
	March 31,
	2021	2020
($ millions)
Revenues	$155	$132
Adjusted EBITDA	$(12)	$(39)
Adjusted EBITDA Margin	(7.7)%	(29.5)%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method of accounting to determine the percentage of completion over the construction period, which typically ranges between 20 to 36 months and up to 48 months in certain situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment increased to $155 million from $132 million, or by $23 million, for the three months ended March 31, 2021, compared to the same period in 2020. Revenues increased primarily as a result of an increase in revenues from commercial programs of $37 million due to higher volumes related to new programs and lower EAC growth primarily due to no COVID-19 program impacts for the three months ended March 31, 2021. Revenues were negatively impacted by a $14 million decrease year over year related to our contract with Sirius XM Holdings Inc. (“Sirius XM”). The three months ended March 31, 2021, included a $25 million cumulative adjustment to revenue primarily related to the loss of final milestone and expected orbital payments due to the non-performance of the SXM-7 satellite and other adjustments. After exhausting efforts to fully recover the satellite and further discussions with Sirius XM, in April 2021, we made the determination to record the cumulative adjustment to revenue. In addition, there were $3 million of costs incurred in the first quarter related to attempts to repair and fully recover the SXM-7 satellite. The aggregate impact for the three months ended March 31, 2021, was $28 million which compares favorably to the previously disclosed potential exposure of $38 million. The $28 million decrease was partially offset by the non-reoccurrence of a $14 million adjustment to revenue due to the identification of a design anomaly on the commercial satellite program, which was recorded for the three months ended March 31, 2020.

Adjusted EBITDA from the Space Infrastructure segment changed to a loss $12 million from a loss of $39 million, or by $27 million, for the three months ended March 31, 2021, compared to the same period of 2020. The increase in the Space Infrastructure segment was primarily related to a $44 million increase in commercial program margins due to new programs and fewer negative EAC impacts during the period as compared to the three months ended March 31, 2020, which included negative EAC impacts due to COVID-19. The increase in commercial program margins has been driven by a change in program mix related to the completion of less profitable programs offset by new, more profitable programs. These increases were partially offset by the $14 million reduction in revenue related to the above-mentioned SXM-7 satellite impacts.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses for the three months ended March 31, 2021 increased to $23 million from $10 million, or by $13 million, compared to the same period in 2020. The increase was driven by a $4 million increase in stock-based compensation expense primarily driven by a higher stock price and a $3 million increase in labor related expenses primarily driven by an increase in headcount and employee compensation related to the shift of our information technology function to corporate effective January 1, 2021, as we have centralized this function. The increase was also driven by a $2 million foreign exchange loss for the three months ended March 31, 2021, compared to a $2 million foreign exchange gain for the three months ended March 31, 2020.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including our WorldView Legion satellite constellation. Intersegment eliminations have decreased to $5 million from $7 million, or by $2 million, for the three months ended March 31, 2021 compared to the same period in 2020, primarily related to a decrease in intersegment satellite construction activity.

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Product	$142	$107
Service	250	274
Total revenues	392	381
Costs and expenses:
Product costs, excluding depreciation and amortization	148	145
Service costs, excluding depreciation and amortization	93	93
Selling, general and administrative	84	68
Depreciation and amortization	74	90
Impairment loss	—	14
Operating loss	(7)	(29)
Interest expense, net	78	49
Other income, net	(1)	(3)
Loss before taxes	(84)	(75)
Income tax expense	—	2
Equity in loss from joint ventures, net of tax	—	1
Loss from continuing operations	(84)	(78)
Income from discontinued operations, net of tax	—	30
Net loss	$(84)	$(48)

Basic net income (loss) per common share:
Loss from continuing operations	$(1.30)	$(1.30)
Income from discontinued operations, net of tax	—	0.50
Basic net loss per common share	$(1.30)	$(0.80)

Diluted net income (loss) per common share:
Loss from continuing operations	$(1.30)	$(1.30)
Income from discontinued operations, net of tax	—	0.50
Diluted net loss per common share	$(1.30)	$(0.80)

MAXAR TECHNOLOGIES INC.

Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$22	$27
Trade and other receivables, net	318	327
Inventory	38	31
Advances to suppliers	27	24
Prepaid and other current assets	58	59
Total current assets	463	468
Non-current assets:
Orbital receivables, net	339	361
Property, plant and equipment, net	889	883
Intangible assets, net	867	895
Non-current operating lease assets	156	163
Goodwill	1,627	1,627
Other non-current assets	84	86
Total assets	$4,425	$4,483
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104	$115
Accrued liabilities	77	65
Accrued compensation and benefits	76	105
Contract liabilities	284	278
Current portion of long-term debt	8	8
Current operating lease liabilities	41	41
Other current liabilities	48	51
Total current liabilities	638	663
Non-current liabilities:
Pension and other postretirement benefits	189	192
Contract liabilities	1	1
Operating lease liabilities	151	158
Long-term debt	2,098	2,414
Other non-current liabilities	101	119
Total liabilities	3,178	3,547
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 71.7 million and 61.2 million outstanding at March 31, 2021 and December 31, 2020, respectively)	—	—
Additional paid-in capital	2,207	1,818
Accumulated deficit	(847)	(763)
Accumulated other comprehensive loss	(114)	(120)
Total Maxar stockholders' equity	1,246	935
Noncontrolling interest	1	1
Total stockholders' equity	1,247	936
Total liabilities and stockholders' equity	$4,425	$4,483

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2021	2020
Cash flows (used in) provided by:
Operating activities:
Net loss	$(84)	$(48)
Income from operations of discontinued operations, net of tax	—	30
Loss from continuing operations	(84)	(78)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Impairment loss	—	14
Depreciation and amortization	74	90
Amortization of debt issuance costs and other non-cash interest expense	4	4
Stock-based compensation expense	11	3
Loss from early extinguishment of debt	41	—
Cumulative adjustment to SXM-7 revenue	25	—
Other	4	(1)
Changes in operating assets and liabilities:
Trade and other receivables	3	47
Accounts payable and liabilities	(49)	(39)
Contract liabilities	6	(52)
Other	(8)	(1)
Cash provided by (used in) operating activities - continuing operations	27	(13)
Cash used in operating activities - discontinued operations	—	(2)
Cash provided by (used in) operating activities	27	(15)
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(50)	(60)
Return of capital from discontinued operations	—	11
Cash used in investing activities - continuing operations	(50)	(49)
Cash used in investing activities - discontinued operations	—	(3)
Cash used in investing activities	(50)	(52)
Financing activities:
Net proceeds of revolving credit facility	25	15
Repurchase of 2023 Notes, including premium	(384)	—
Net proceeds from issuance of common stock	380	—
Repayments of long-term debt	(2)	(7)
Settlement of securitization liability	(3)	(4)
Other	1	—
Cash provided by financing activities - continuing operations	17	4
Cash used in financing activities - discontinued operations	—	(15)
Cash provided by (used in) financing activities	17	(11)
Decrease in cash, cash equivalents, and restricted cash	(6)	(78)
Cash, cash equivalents, and restricted cash, beginning of year	32	109
Cash, cash equivalents, and restricted cash, end of period	$26	$31

Reconciliation of cash flow information:
Cash and cash equivalents	$22	$27
Restricted cash included in prepaid and other current assets	4	1
Restricted cash included in other non-current assets	—	3
Total cash, cash equivalents, and restricted cash	$26	$31

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain (loss) on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2021 and 2020.

	Three Months Ended
	March 31,
	2021	2020
($ millions)
Net loss	$(84)	$(48)
Income tax expense	—	2
Interest expense, net	78	49
Interest income	(1)	(1)
Depreciation and amortization	74	90
EBITDA[1]	$67	$92
(Income) loss from discontinued operations, net of tax	—	(30)
Transaction and integration related expense	—	1
Impairment loss	—	14
Adjusted EBITDA[1]	$67	$77

Adjusted EBITDA:
Earth Intelligence	$107	$133
Space Infrastructure	(12)	(39)
Intersegment eliminations	(5)	(7)
Corporate and other expenses	(23)	(10)
Adjusted EBITDA[1]	$67	$77

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Monday, May 3, 2021, reviewing the first quarter results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

http://www.directeventreg.com/registration/event/8738468.

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Monday, May 3, 2021 at 6:00 p.m. MT (8:00 p.m. ET) to Monday, May 17, 2021 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In: 1-416-621-4642

Passcode: 8738468#

About Maxar

Maxar is a trusted partner and innovator in Earth Intelligence and Space Infrastructure. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale, and cost effectiveness. Maxar’s 4,400 team members in more than 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations and Corporate Treasurer | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com